Exhibit 99.1

FOR IMMEDIATE RELEASE

WOW! Closes Acquisition of NuLink to Provide High-Speed Internet, Cable TV and Phone Service to Metro Atlanta

Acquisition brings 34,000 customers to WOW!’s existing network of three million residential, business and wholesale consumers

Denver, Colo. — September 12, 2016 — WOW! Internet, Cable & Phone, one of the nation’s leading broadband providers, today announced it has finalized its acquisition of NuLink systems in Newman, Georgia. The acquisition will extend WOW!’s unmatched customer support and high-speed Internet, cable TV and phone service to more than 34,000 additional homes and businesses.

The acquisition close comes on the heels of WOW!’s continued national expansion of high-speed Internet service, including 600 Mbps across its footprint and 1 Gig speeds in five new U.S. markets.

In connection with the transaction, Kirkland & Ellis LLP acted as legal advisor to WOW!, while Waller Capital Partners LLC, Garrett M. Baker Advisors LLC and Locke Lord LLP acted as financial and legal advisors, respectively, to NuLink.

About WOW! Internet, Cable & Phone

WOW! is one of the nation’s leading broadband providers, with a service area that passes over three million residential, business and wholesale consumers. WOW! provides service in 20 markets, primarily in the Midwest and Southeast, including Illinois, Michigan, Indiana, Ohio, Kansas, Maryland, Alabama, Tennessee, South Carolina, Florida, and Georgia. With an expansive portfolio of advanced services including high-speed Internet services, cable TV, phone, business data, voice, and cloud services the company is dedicated to provide outstanding customer service at affordable prices. Visit wowway.com or wowforbusiness.com for more information.

WOW! Media Contact

Name: Will McKenna

Phone: (440) 665-0831

Email: Will.McKenna@barokas.com